Exhibit 99.1
FOR IMMEDIATE RELEASE

Momentive Specialty Chemicals Inc. Announces Fourth Quarter and Year Ended 2011 Results

COLUMBUS, Ohio - (March 2, 2012) - Momentive Specialty Chemicals Inc. (“Momentive Specialty Chemicals” or the “Company”) today announced results for the fourth quarter and year ended December 31, 2011. Results for the fourth quarter of 2011 include:

•
Revenues of $1.15 billion in the fourth quarter of 2011 versus $1.17 billion in the fourth quarter of 2010 reflecting slightly lower volumes and the contractual pass through of declining raw material costs.

•
Operating income of $19 million for the fourth quarter of 2011 compared to operating income of $161 million for the prior year period. Fourth quarter 2011 operating income reflected slightly lower volumes from softer global demand and unfavorable product mix due to declines in certain higher-margin products. Fourth quarter 2010 operating income included $80 million of push-down income recorded by the Company related to insurance recoveries associated with previous legal settlements.

•
Net loss of $(47) million for the fourth quarter of 2011 versus net income of $53 million in the prior year period. Fourth quarter 2011 and 2010 results reflected the same factors impacting operating income.

•	Segment EBITDA totaled $106 million in the fourth quarter of 2011 compared to $143 million during the prior year period.
Fiscal year 2011 results include:

•
Revenues of $5.2 billion in 2011 compared to $4.6 billion during the prior year period with the contractual pass through of raw material driven price increases positively impacting sales by $486 million and favorable foreign currency translation of $181 million, partially offset by volume decreases of $57 million.

•
Operating income of $368 million in 2011 compared to operating income of $546 million for the prior year period. Fiscal year 2010 operating income included $171 million of push-down income recorded by the Company related to insurance recoveries associated with previous legal settlements.

•	Net income of $118 million in 2011 versus net income of $214 million in the prior year period. 2011 and 2010 results reflected the same factors impacting operating income.

•
Segment EBITDA totaled $635 million in 2011 compared to $607 million in 2010. In addition, the Company reported Pro Forma Adjusted EBITDA for the last twelve months of $685 million, which includes cost reduction program savings, as well as savings that the Company expects to achieve in connection with the shared services agreement with Momentive Performance Materials Inc. (MPM).

“Our fourth quarter 2011 results reflected global macroeconomic volatility and inventory destocking,” said Craig O. Morrison, Chairman, President and CEO. “While we experienced lower volumes in the fourth quarter of 2011 compared to the prior year period, the decline was not as broad-based as the last major downturn we saw in late 2008 as we managed to post strong results for our phenolic specialty resins, formaldehyde and oilfield proppants businesses in the most recently-completed quarter.”
“In response to softer demand and as part of our strategy to aggressively focus on high-growth regions of the world, we've continued to adjust our manufacturing footprint in the fourth quarter of 2011 and recently announced the closure of four facilities in our Forest Products Resins segment and one facility in our Epoxy, Phenolic and Coating Resins segment. We continue to reallocate our global resources and are aggressively expanding in the high-growth regions of the world, with six new plants that are operational or under construction in Korea, Brazil, Russia, India and China to help drive our future growth. We also continue to make significant progress in achieving the savings under the shared services agreement with Momentive Performance Materials Inc. (MPM). Through December 31, 2011, we have realized approximately $37 million in synergy savings on a run-rate basis. In addition, plans are in process for additional restructuring programs to further align our cost structure with current market developments.”

Segment Results
Following are net sales and Segment EBITDA by reportable segment for the fourth quarter and twelve months ended December 31, 2011. Segment EBITDA is defined as EBITDA adjusted to exclude certain non-cash and non-recurring expenses. Segment EBITDA is an important measure used by the Company's senior management and board of directors to evaluate operating results and allocate capital resources among segments. Corporate and Other primarily represents certain corporate, general and administrative expenses that are not allocated to the segments. (Note: Segment EBITDA is defined and reconciled to Net Income (loss) later in this release).

Net Sales to Unaffiliated Customers(1)(2): Net Sales to Unaffiliated Customers(1)(2):

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Epoxy, Phenolic and Coating Resins	$736	$768	$3,424	$2,990
Forest Products Resins	417	401	1,783	1,607
Total	$1,153	$1,169	$5,207	$4,597

(1)	Intersegment sales are not significant and, as such, are eliminated within the selling segment.

(2)
The Company changed its reportable segments in the first quarter of 2011. Prior period balances have been recast to conform to the Company's current reportable segments and to exclude the results of the North American coatings and composite resins business, which is reported as a discontinued operation for all periods presented.

Segment EBITDA(1):

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Epoxy, Phenolic and Coating Resins	$73	$117	$506	$491
Forest Products Resins	39	39	180	177
Corporate and Other	(6)	(13)	(51)	(61)

(1)
The Company changed its reportable segments in the first quarter of 2011. Prior period balances have been recast to conform to the Company's current reportable segments and to exclude the results of the North American coatings and composite resins business, which is reported as a discontinued operation for all periods presented.

Reconciliation of Segment EBITDA to Net Income (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Segment EBITDA:
Epoxy, Phenolic and Coating Resins	$73	$117	$506	$491
Forest Products Resins	39	39	180	177
Corporate and Other	(6)	(13)	(51)	(61)

Reconciliation:
Items not included in Segment EBITDA
Terminated merger and settlement income, net	—	80	—	171
Asset impairments and other non-cash charges	(14)	3	(41)	(8)
Business realignment costs	(6)	(5)	(15)	(20)
Integration costs	(9)	—	(19)	—
Net (loss) income from discontinued operations	—	(8)	2	(3)
Other	(13)	(12)	(12)	(28)
Total adjustments	(42)	58	(85)	112
Loss on extinguishment of debt	—	(22)	—	(30)
Interest expense, net	(66)	(71)	(262)	(276)
Income tax expense	(5)	(12)	(3)	(35)
Depreciation and amortization	(40)	(43)	(167)	(164)
Net (loss) income	$(47)	$53	$118	$214

Liquidity and Capital Resources
At December 31, 2011, Momentive Specialty Chemicals had approximately $3.5 billion of total unaffiliated debt, down from $3.6 billion at December 31, 2010. At December 31, 2011, Momentive Specialty Chemicals had approximately $3.1 billion of unaffiliated net debt at the end of 2011, down from $3.4 billion at December 31, 2010. In addition, at December 31, 2011, the Company had $710 million in liquidity comprised primarily of $428 million of unrestricted cash and cash equivalents, $200 million of borrowings available under our senior secured revolving credit facilities, which were undrawn, and $66 million of borrowings available under additional credit facilities at certain international subsidiaries.
At December 31, 2011, the Company was in compliance with all financial covenants that govern its senior secured credit facilities, including its senior secured debt to Adjusted EBITDA ratio. Momentive Specialty Chemicals expects to have adequate liquidity to fund its ongoing operations for the foreseeable future from cash on its balance sheet, cash flows provided by operating activities and amounts available for borrowings under its credit facilities.
 Outlook
“We have experienced sequential sales and volume increases in January and February 2012 compared to trends in the fourth quarter of 2011,” Morrison said. “We believe we'll continue to experience volatile market conditions during the first half of the year and are aligning our business for an eventual recovery that is expected to occur in 2012. We'll also continue to focus on carefully managing liquidity and aggressively reducing costs across our manufacturing and SG&A structure. While the site actions we've announced were difficult decisions, they will allow us to continue to invest in growth portions of our business over time, while positioning us to take advantage of the inevitable marketplace rebound, when that occurs. We believe our business is well-positioned over the long-term and will benefit from our leading technologies and innovation capabilities, strong positions in high-growth end markets and regions and partnerships with a growth-oriented, blue-chip customer base.”
Earnings Call
Momentive Specialty Chemicals Inc. will host a teleconference to discuss fourth quarter and year ended 2011 results on Friday, March 2, 2012, at 9 a.m. Eastern Time. Interested parties are asked to dial-in approximately 10 minutes before the call begins at the following numbers:
U.S. Participants: 866-700-7173
International Participants: 617-213-8838
Participant Passcode: 23725948
Live internet access to the call and presentation materials will be available through the Investor Relations section of the Company's website: www.momentive.com. A replay of the call will be available for three weeks beginning at 12 p.m. Eastern Time on March 2, 2012. The playback can be accessed by dialing 888-286-8010 (U.S.) and +1 617- 801-6888 (International). The passcode is 59331016. A replay also will be available through the Investor Relations Section of the Company's website.
Covenant Compliance
Adjusted EBITDA is defined as EBITDA further adjusted to exclude certain non-cash and non-recurring costs and to reflect other permitted adjustments (including the expected future impact of announced acquisitions and in-process cost saving initiatives), in each case as determined under the governing debt agreement. Certain covenants and tests in the Company's debt agreements (i) require the Company to maintain a leverage ratio and (ii) restrict the Company's ability to take certain actions such as incurring additional debt or making certain acquisitions if the Company is unable to meet a fixed charge coverage ratio. Our senior credit facility requires that the Company's ratio of senior secured debt to Adjusted EBITDA (measured on a trailing four-quarter basis) not exceed 4.25 to 1.00 as of the last day of each fiscal quarter. Senior secured debt is defined to include borrowings under our senior credit facility and certain other indebtedness secured by liens (not including indebtedness secured by second-priority liens or certain indebtedness of our foreign subsidiaries that are not loan parties to our senior credit facility). Under the indentures governing certain of the Company's debt instruments, the Company's ability to incur additional indebtedness and make future acquisitions is restricted unless the Company has an Adjusted EBITDA to Fixed Charges ratio (measured on a trailing four-quarter basis) of 2.0:1.0. Fixed charges are defined as interest expense excluding the amortization or write-off of deferred financing costs. Failure to comply with these ratios can result in limiting long-term growth prospects by hindering the Company's ability to incur future indebtedness or grow through acquisitions.
The Company believes that including the supplemental adjustments applied in presenting Adjusted EBITDA in the indentures governing certain of the Company's debt instruments is appropriate to assess the Company's future ability to incur additional indebtedness or make future acquisitions. Adjusted EBITDA and fixed charges are not defined terms under accounting principles generally accepted in the United States of America (US GAAP). Adjusted EBITDA is not intended to represent any measure of earnings or cash flow in accordance with US GAAP and the Company's calculation and use of this measure may differ from other companies. These non-GAAP measures should not be used in isolation or as a substitute for measures of performance or liquidity. Adjusted EBITDA should not be considered an alternative to operating income or net loss under US GAAP to evaluate the Company's results of operations or as an alternative to cash flows as a measure of liquidity. Fixed Charges should not be considered an alternative to interest expense.

Reconciliation of Last Twelve Month Net Income to Adjusted EBITDA
The following table reconciles net income to EBITDA and Adjusted EBITDA, as calculated under certain of the Company's indentures, for the period presented:

Year ended
(In millions)	December 31, 2011
Reconciliation of Net Income to Adjusted EBITDA
Net income	$118
Income taxes	3
Interest expense, net	262
Depreciation and amortization	167
EBITDA	550
Adjustments to EBITDA:
Asset impairments and other non-cash charges(1)	41
Net income from discontinued operations (2)	(2)
Business realignments (3)	15
Integration costs (4)	19
Other (5)	26
Cost reduction programs savings (6)	9
Savings from shared services agreement (7)	27
Adjusted EBITDA	$685
Fixed Charges (8)	$242
Ratio of Adjusted EBITDA to Fixed Charges (9)	2.83

(1)	Represents asset impairments, stock-based compensation and unrealized foreign exchange and derivative activity.

(2)	Represents the results of the Inks and Adhesive Resins and North American Coatings and Composite Resins businesses.

(3)	Represents plant rationalization and headcount reduction expenses related to productivity programs and other costs associated with business realignments.

(4)	Represents integration costs associated with the Momentive Combination.

(5)
Primarily includes pension expense related to formerly owned businesses, business optimization expenses, management fees, retention program costs and certain intercompany or non-operational realized foreign currency activity.

(6)	Represents pro forma impact of in-process cost reduction programs.

(7)	Represents pro forma impact of expected savings from the shared services agreement with MPM in conjunction with the Momentive Combination.

(8)	Reflects pro forma interest expense based on interest rates at January 27, 2012.

(9)
The Company's ability to incur additional indebtedness is restricted under indentures governing certain notes, unless the Company has an Adjusted EBITDA to Fixed Charges ratio 2.0 to 1.0. As of December 31, 2011, the Company was able to satisfy this test.

Forward-Looking Statements
Certain statements in this press release are forward-looking statements within the meaning of and made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, our management may from time to time make oral forward-looking statements. All statements, other than statements of historical facts, are forward-looking statements. Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “may,” “will,” “could,” “should,” “seek” or “intend” and similar expressions. Forward-looking statements reflect our current expectations and assumptions regarding our business, the economy and other future events and conditions and are based on currently available financial, economic and competitive data and our current business plans. Actual results could vary materially depending on risks and uncertainties that may affect our operations, markets, services, prices and other factors as discussed in the Risk Factors section of our most recent Annual Report on Form 10-K and our other filings with the Securities and Exchange Commission (the “SEC”). While we believe our assumptions are reasonable, we caution you against relying on any forward-looking statements as it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, a weakening of global economic and financial conditions, interruptions in the supply of or increased cost of raw materials, changes in governmental regulations and related compliance and litigation costs, difficulties with the realization of cost savings in connection with our strategic initiatives, including transactions with our affiliate, Momentive Performance Materials Inc., pricing actions by our competitors that could affect our operating margins, the impact of our substantial indebtedness, our failure to comply with financial covenants under our credit facilities or other debt, and the other factors listed in the Risk Factors section of our most recent Annual Report on Form 10-K and in our other SEC filings. For a more detailed discussion of these and other risk factors, see the Risk Factors section in our most recent Annual Report on Form 10-K and our other filings made with the SEC, including our quarterly reports on Form 10-Q. All forward-looking statements are expressly qualified in their entirety by this cautionary notice. The forward-looking statements made by us speak only as of the date on which they are made. Factors or events that could cause our actual results to differ may emerge from time to time. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.
About the Company
Based in Columbus, Ohio, Momentive Specialty Chemicals Inc. (formerly known as Hexion Specialty Chemicals, Inc.) is the global leader in thermoset resins. Momentive Specialty Chemicals Inc. serves the global wood and industrial markets through a broad range of thermoset technologies, specialty products and technical support for customers in a diverse range of applications and industries. Momentive Specialty Chemicals Inc. is an indirect wholly owned subsidiary of Momentive Performance Materials Holdings LLC., the owner of its sister company, Momentive Performance Materials Inc., a global leader in silicones and advanced materials. Additional information is available at www.momentive.com.
About Momentive
Momentive Performance Materials Holdings LLC is the ultimate parent company of Momentive Performance Materials Inc. and Momentive Specialty Chemicals Inc. (collectively, “Momentive”). Momentive is a global leader in specialty chemicals and materials, with a broad range of advanced specialty products that help industrial and consumer companies support and improve everyday life. The company uses its technology portfolio to deliver tailored solutions to meet the diverse needs of its customers around the world. Momentive was formed in October 2010 through the combination of entities that indirectly owned Momentive Performance Materials Inc. and Hexion Specialty Chemicals Inc. The capital structures and legal entity structures of both Momentive Performance Materials Inc. and Momentive Specialty Chemicals Inc. (formerly known as Hexion Specialty Chemicals, Inc.), and their respective subsidiaries and direct parent companies, remain separate. Momentive Performance Materials Inc. and Momentive Specialty Chemicals Inc. file separate financial and other reports with the Securities and Exchange Commission. Momentive is controlled by investment funds affiliated with Apollo Global Management, LLC. Additional information about Momentive and its products is available at www.momentive.com.
Contacts
Investors and Media:
John Kompa
614-225-2223
john.kompa@momentive.com

(See Attached Financial Statements)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
MOMENTIVE SPECIALTY CHEMICALS INC. (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(In millions)	2011	2010	2011	2010
Net sales	$1,153	$1,169	$5,207	$4,597
Cost of sales	1,028	998	4,473	3,866
Gross profit	125	171	734	731
Selling, general and administrative expense	82	81	335	332
Terminated merger and settlement income, net	—	(80)	—	(171)
Asset impairments	14	—	32	—
Business realignment costs	6	5	15	20
Other operating expense (income), net	4	4	(16)	4
Operating income	19	161	368	546
Interest expense, net	66	71	262	276
Loss on extinguishment of debt	—	22	—	30
Other non-operating (income) expense, net	—	(3)	3	(4)
(Loss) income from continuing operations before income tax and earnings from unconsolidated entities	(47)	71	103	244
Income tax expense	4	12	3	35
(Loss) income from continuing operations before earnings from unconsolidated entities	(51)	59	100	209
Earnings from unconsolidated entities, net of taxes	4	2	16	8
Net (loss) income from continuing operations	(47)	61	116	217
Net (loss) income from discontinued operations, net of taxes	—	(8)	$2	$(3)
Net (loss) income	$(47)	$53	$118	$214
Comprehensive (loss) income attributable to Momentive Specialty Chemicals Inc.	$(92)	$47	$47	$203

CONDENSED CONSOLIDATED BALANCE SHEETS
MOMENTIVE SPECIALTY CHEMICALS INC. (Unaudited)

(In millions, except share data)	December 31, 2011	December 31, 2010
Assets
Current assets
Cash and cash equivalents (including restricted cash of $3 and $6, respectively)	$431	$186
Short-term investments	7	6
Accounts receivable (net of allowance for doubtful accounts of $19 and $24, respectively)	592	527
Inventories:
Finished and in-process goods	254	266
Raw materials and supplies	103	109
Other current assets	72	79
Assets of discontinued operations	—	243
Total current assets	1,459	1,416
Other assets	169	153
Property and equipment
Land	88	78
Buildings	298	295
Machinery and equipment	2,300	2,244
	2,686	2,617
Less accumulated depreciation	(1,477)	(1,350)
	1,209	1,267
Goodwill	167	169
Other intangible assets, net	104	132
Total assets	$3,108	$3,137
Liabilities and Deficit
Current liabilities
Accounts and drafts payable	$393	$414
Debt payable within one year	117	82
Affiliated loans payable	2	2
Interest payable	61	69
Income taxes payable	15	24
Accrued payroll and incentive compensation	57	65
Other current liabilities	132	150
Liabilities of discontinued operations	—	59
Total current liabilities	777	865
Long-term debt	3,420	3,488
Affiliated long-term debt	—	100
Long-term pension and post employment benefit obligations	223	208
Deferred income taxes	72	110
Other long-term liabilities	156	160
Advance from affiliates	225	225
Total liabilities	4,873	5,156
Commitments and contingencies
Deficit
Common stock - $0.01 par value; 300,000,000 shares authorized, 170,605,906 issued and 82,556,847 outstanding at December 31, 2011 and 2010	1	1
Paid-in capital	533	324
Treasury stock, at cost – 88,049,059 shares	(296)	(296)
Note receivable from parent	(24)	(24)
Accumulated other comprehensive income	17	88
Accumulated deficit	(1,997)	(2,115)
Total Momentive Specialty Chemicals Inc. shareholder's deficit	(1,766)	(2,022)
Noncontrolling interest	1	3
Total deficit	(1,765)	(2,019)
Total liabilities and deficit	$3,108	$3,137

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
MOMENTIVE SPECIALTY CHEMICALS INC. (Unaudited)

	Year Ended December 31,
(In millions)	2011	2010
Cash flows provided by operating activities
Net income	$118	$214
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	168	172
Loss on extinguishment of debt	—	30
Pushdown of income recovered by shareholder	—	(163)
Deferred tax benefit	(28)	(10)
Non-cash asset impairments and accelerated depreciation	35	—
Other non-cash adjustments	(2)	10
Net change in assets and liabilities:
Accounts receivable	(43)	(142)
Inventories	18	(65)
Accounts and drafts payable	(22)	(16)
Income taxes payable	(1)	12
Other assets, current and non-current	(46)	(16)
Other liabilities, current and long-term	(46)	19
Net cash provided by operating activities	151	45
Cash flows provided by (used in) investing activities
Capital expenditures	(139)	(119)
Capitalized interest	(1)	(1)
(Purchases of) proceeds from matured debt securities, net	(2)	4
Change in restricted cash	3	2
Deconsolidation of variable interest entities	—	(4)
Proceeds from sale of businesses, net of cash transferred	173	—
Proceeds from sale of assets	3	14
Dividends from unconsolidated affiliates, net of funds remitted	8	5
Net cash provided by (used in) investing activities	45	(99)
Cash flows provided by financing activities
Net short-term debt borrowings (repayments)	14	(7)
Borrowings of long-term debt	496	2,356
Repayments of long-term debt	(538)	(2,177)
(Repayments) borrowings of affiliated debt	(100)	(3)
Capital contribution from parent	189	—
Distributions paid to parent	(2)	—
Long-term debt and credit facility financing fees	(2)	(72)
Net cash provided by financing activities	57	97
Effect of exchange rates on cash and cash equivalents	(5)	2
Increase in cash and cash equivalents	248	45
Cash and cash equivalents (unrestricted) at beginning of period	180	135
Cash and cash equivalents (unrestricted) at end of period	$428	$180